Exhibit 10.4

Amendment No. 2 to the Global Share Plan

This Amendment No. 2 (“Amendment No. 2”) to the Global Share Plan, as amended, (the “Global Share Plan”) of Jianpu Technology Inc. (the “Company”) is effective as of August 23, 2024.

1. Pursuant to the written resolutions passed by the board of directors of the Company dated and effective as of August 23, 2024, Section 6(e) of the Global Share Plan, as amended on June 20, 2022 by the Amendment No. 1 to the Global Share Plan, is hereby further amended by replacing the Section 6(e) entirely as follows:

“(e) The Share Option Agreement shall specify the term of the Option. The term shall not exceed 18 years from the date of grant, and in the case of an ISO a shorter term may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire. A Share Option Agreement may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service or death. An 80% Shareholder may at any time deliver a Redemption Request to cause the redemption of all Shares not owned by such 80% Shareholder. Upon the closing of a Redemption Request, all Options and Letters of Entitlement are subject to immediate termination and cancellation without the right to receive any consideration.”

2. Notwithstanding the foregoing, except as amended hereby, each of the provisions of the Global Share Plan shall remain in full force and effect, and this Amendment No. 2 shall not constitute a modification, acceptance or waiver of any other provision of the Global Share Plan, except as specifically provided herein.

3. This Amendment No. 2 shall be construed in accordance with and governed by the laws of the Cayman Islands.